Exhibit 99

NEWS RELEASE ALEX TASSOS & ASSOCIATES CORPORATE & FINANCIAL PUBLIC RELATIONS 17 Stonepointe Dr., Escondido, CA 92025 Contact: Alex Tassos (760) 737-7000	For: CHAMPION PARTS, INC. 2005 W. Avenue B Hope, Arkansas 71801 Jerry A. Bragiel, President (870) 777-8821

CHAMPION PARTS COMPLETES NEW THREE-YEAR $14 MILLION

REVOLVING CREDIT FACILITY and $900,000 TERM LOAN

HOPE, Ark., Aug. 11, 2004 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced it has completed a new $14 million three-year revolving credit facility agreement with PNC Bank, National Association, replacing its prior bank financing.  The facility includes an available letter of credit accommodation of $1million.  The interest rate on the revolving debt facility is lender prime plus ¾% or LIBOR plus 2%, and for letters of credit, the rate is 3.25% per annum on the daily outstanding balance.

“The new credit facility significantly increases our working capital,” said Jerry A. Bragiel, Champion’s president and chief executive officer.

The company also announced it has completed a $900,000 seven-year term loan on the company’s Hope, Ark. 276,000 sq. ft. plant and property with Elk Horn Bank & Trust Company, acting as lead bank for a group of five lending institutions.  The term loan calls for a seven-year amortization and an interest rate of New York prime plus 2% adjusted quarterly.

“We are extremely gratified with the results of these successful negotiations and closing of the two new credit agreements,” Bragiel said.  “Our borrowing availability, together with the cash flow generated from operations, should be sufficient to meet our working capital needs and plans for growth over the next fiscal year and beyond,” he concluded.

The executive also noted that the new credit facility will allow Champion to pursue continued growth through market expansion for its existing products, introduction of new products and other acquisition opportunities.

Separately, the company also noted, as reported on July 6, 2004, it had completed the sale of its 200,000 sq. ft. Beech Creek, PA plant and property.  The value of the transaction was $1.5 million.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Exhibit 99

Champion Parts, Inc.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of market expansion, product development and acquisitions.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

 Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.